Exhibit 10.1

AMENDMENT NO. 1

To Amended and Restated Employment Agreement of Keith A. Goldan

THIS AMENDMENT NO. 1 (this “Amendment No. 1”) is made and entered into as of August 8, 2013, by and between NuPathe Inc. (the “Employer”), a Delaware corporation, and Keith A. Goldan (the “Employee”).

WHEREAS, the Employer and the Employee previously entered into that certain Amended and Restated Employment Agreement dated July 25, 2012 (the “Employment Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the Employment Agreement in certain respects; and

WHEREAS, Section 11 of the Employment Agreement permits the Employer and the Employee to amend the Employment Agreement pursuant to a written agreement executed by both parties; and

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Amendment No. 1 hereby agree as follows:

1.                                      Amendment to Section 4(d).  Section 4 (d) is hereby amended and restated in its entirety to read as follows:

“(d)                           Termination by the Employer Without Cause; Termination by the Employee for Good Reason.  The Employer may terminate the employment of the Employee for any reason other than those specified in Section 4(b) or 4(c), including, without limitation, on or after a Change of Control, upon thirty (30) days written notice (or Base Salary and benefit continuation in lieu of such thirty (30) day notice) to the Employee.  In addition, the Employee may terminate his employment at any time, including, without limitation, on or after a Change of Control, upon written notice to the Employer for Good Reason in accordance with the requirements of Section 4(f)(v).

In the event the Employer terminates the employment of the Employee for any reason other than those specified in Section 4(b) or 4(c) hereof or the Employee terminates his employment for Good Reason, the Employer shall pay to the Employee:

(i)                                     any portion of the Employee’s Base Salary for the period up to the Termination Date that has been earned but remains unpaid;

(ii)                                  any benefits that have been earned, accrued and are due to the Employee under the terms of any employee benefit plans of the Employer, which benefits shall be paid in accordance with the terms of those plans; and

(iii)                               subject to the execution and nonrevocation by the Employee of a release satisfactory to the Employer and on reasonable, market level terms (the “Release”) and the Employee’s compliance with all terms and provisions of this Agreement that survive the termination of the Employee’s employment by the Employer, the Employer shall provide the Employee with the payments and benefits set forth in (A) through (E) below.  Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee’s execution of the Release, directly or indirectly result in the Employee designating the calendar year of payment and to the extent payment could be made in more than one taxable year, payment shall be made in the later taxable year.

(A)                               Severance in an amount equal to 1.0 times the Employee’s Base Salary at the rate in effect at the time of the Employee’s termination.  The severance amount shall be paid in equal monthly installments in accordance with the Employer’s regular payroll practices over a period of twelve (12) months, beginning within sixty (60) days following the Termination Date;

(B)                               the amount of the Earned Bonus which shall be paid at the same time bonuses are paid to employees of the Employer generally in accordance with the terms of the Employer’s annual bonus plan;

(C)                               continued medical and dental coverage at the same level in effect at the Termination Date (or generally comparable coverage) for a period of twelve (12) months following the Termination Date for himself and, where applicable, his spouse and dependents, at the same premium rates as may be charged from time to time for employees generally, as if the Employee had continued in employment during such twelve (12) month period.  The COBRA health care continuation period shall run concurrently with the foregoing twelve (12) month period;

(D)                               vesting of all outstanding unvested stock options and other equity-based awards held by the Employee as of the Termination Date that would have vested had the Employee remained employed  until the end of the calendar quarter in which the twelve (12) month anniversary of the Termination Date occurs; provided, further, that any outstanding unvested stock option or  other equity-based award that vests based upon attainment of performance criteria (each, a “Performance Award”)  shall vest upon termination of the Employee’s employment in accordance with the terms of the award agreement evidencing such Performance Award; and

(E)                                all outstanding stock options and other equity-based awards held by the Employee as of the Termination Date that become vested pursuant to (IV) above or are vested as of the Termination Date shall remain exercisable (to the extent applicable) until the earlier of (x) the eighteen (18) month anniversary of the Termination Date and (y) the expiration date of the relevant stock option or other equity-based award.”

2.                                      Amendment to Section 4(e).  The reference to “Section 4(d)(iii)(A)(I) and Section 4(d)(iii)(B)(I), as applicable” in the first paragraph of Section 4(e) is hereby replaced with “Section 4(d)(iii)(A)”.

3.                                      Effect on the Agreement.  The Employment Agreement shall continue in full force and effect as amended by this Amendment No. 1 and this Amendment No. 1, together with the Employment Agreement, constitute the entire agreement of the parties with respect to the matters set forth herein.

4.                                      Counterparts.  This Amendment No. 1 may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have signed this Amendment No. 1 as of the date first set out above.

NUPATHE INC.

By:	/s/ Armando Anido
Name:	Armando Anido
Title:	Chief Executive Officer

EMPLOYEE

/s/ Keith A. Goldan
Keith A. Goldan